Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 The only transcription company with ListenLinkTM! Rate this transcript (CTRL + click): poor excellent New Earnings Call Conference Call November 15, 2024 Operator: Good morning, ladies and gentlemen, and welcome to the Natural Gas Services Group Incorporated Quarter 3 Earnings Call. At this time, all participants are in listen-only mode. Operator assistance is available at any time during this conference by pressing 0#. I would now like to turn the call over to Ms. Anna Delgado. Please begin. Anna Delgado: Thank you, Luke, and good morning everyone. Before we begin, I would like to remind you that during the course of this conference call, the company will be making forward-looking statements within the meaning of Federal Securities Laws. Investors are cautioned that forward-looking statements are not guaranteed a future performance, and those actual results or developments may differ materially from those projected in the forward-looking statements. Finally, the company can give no assurance that such forward-looking statements will prove to be correct. Natural Gas Services Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, you should not place undue reliance on forward- looking statements. These and other risks are described in yesterday's earnings press release, and in our filings with the SEC, including our Form 10Q for the period ending September 30th, 2024, Form 8K’s, and in our Form 10K for the year-end, December 31st, 2023. These documents can be found in the Investor section of our website located at www.ngsgi.com. Should one or more of these risks materialize or should underlying assumptions prove incorrect, actual results may vary materially. In addition, our discussion today will reference certain non-gap financial measures including EBITDA, adjusted EBITDA, and adjusted gross margin among others. For reconciliations of these non-gap financial measures to the most directly comparable measures under gap, please see Exhibit 99.1

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 14 yesterday’s earnings release. I will now turn the call over to Justin Jacobs, our Chief Executive Officer. Justin. Justin C. Jacobs: Thank you, Anna, and good morning. I will start by introducing the team. Joining me today on the call this morning is John Bittner, our interim Chief Financial Officer. Brian Tucker, our President and Chief Operating Officer, is unable to join us this morning but will be back on our Fourth Quarter Earnings Call. I trust by now you’ve had a chance to review our Third Quarter results, which we announced yesterday after market close. We are pleased with our performance as we hit another quarter of significant topline and bottom-line growth. We reported higher revenue, net cash from operations, and adjusted EBITDA while delivering tangible results against the key growth and value drivers I outlined in our last call. I will focus a significant portion of my remarks today on these growth and value drivers. Optimizing our fleet, improving asset utilization, driving new unit growth, particularly large horsepower, and then eventually M&A. Market dynamics remain strong and we continue to leverage our innovative compression technology, strong customer relationships, and our relatively low leverage to drive growth. With our recently announced awards for large horsepower compression and strong customer demand, we see significant opportunities for expansion in the coming years. I’ll start today with a quick recap of the quarter, followed by some high-level remarks around the industry and what we’re seeing. I’ll then give an update on progress against our growth and value drivers, as well as discussing some new additions to the team. I’ll then turn the call over to John Bittner, who will review the quarter in more detail. I’ll end with a few comments on our increased guidance for 2024 and our longer term outlook which remains quite bullish. For the Third Quarter, we reported 35% increase in rental revenue year over year, and a 7% increase sequentially, with the growth driven by higher rated horsepower, as well as selected rate increases. Adjusted rental gross margin percentage was 61.3% compared to 59.3% last quarter and 51.4% in Q3 of last year. Adjusted EBITDA of $18.2 million increased 54% compared to last

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 14 year’s 3rd quarter, and was up approximately 11% from Q2. Based on our results year to date, and our favorable outlook moving into the final quarter of the year, we increased our 2024 adjusted EBITDA outlook from $64 to $68 million, to a range of $67 to $69 million. At the midpoint of the updated range, this implies 48% growth over Fiscal 2023, after posting growth of 56% last year. As I noted on our last call, natural gas services is a different company than it was just a few years back. We are taking advantage of supply constraints and strong customer demand to increase our growth Capex in 2025. Our guidance for 2024 growth Capex, along with our newly provided 2025 growth Capex guidance, is to support new contracts we signed, and I will add is entirely for large horsepower compression investments. Approximately 40% of the new horsepower will be electric motor driven. With these new units, we will diversify our customer mix and reduce concentration with larger accounts. More importantly, these contracts will help drive horsepower growth, rental revenue, and cash flow, while significantly increasing the earnings of our business. As for market conditions, I'll first look to oil. WTI has been in the high 60s, the low 70s, for the last several months. This is a level at which we are seeing strong production and is still driving significant incremental needs for compression. While we are mindful macro factors that could bring WTI down, generally, we see a strong market for oil. I've received numerous questions regarding the coming administration change and impact on oil prices. While I believe the new administration will materially ease the regulatory burden, my personal view is that macro factors and the growth capital home oil companies are the significantly larger driver of oil prices, regardless of whether it was a Democratic or Republican administration. The natural gas market is a different story. Natural gas prices remain weak, activity is muted, and this impacts demand for our small compression fleet. I do believe the Trump administration will be materially more favorable for natural gas, particularly the ease LNG permitting and ultimately, drive production volumes up. This should have a positive impact on the compression demand. Now, will this drive prices up? I don't know. We are not including that in our plans, so if it happens, it will have a positive impact relative to our current expectations.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 14 I'd like to shift now to our strategy by reviewing our four growth and value drivers. I believe we showed demonstrable progress against several of these drivers leading to our strong quarterly results, increased 2024 guidance, as well as our bullish outlook for 2025 and the years ahead. I'll start with the first driver, fleet optimization. Our monthly rental revenue per average horsepower, which I calculate as rental revenue in the quarter, divided by the average utilized horsepower, divided by three to look at the metric on a monthly basis, which is industry standard. That calculation yields a metric of $26.78 per horsepower in Q3 of this year. This is a 12% increase over the same quarter from a year ago. The same metric increased meaningfully in Q3 and Q4 of 2023, with more modest increases since then. The increase in revenue per average horsepower is a function of mix shift to higher horsepower units and price increases for installed units. The second driver is asset utilization, which encompasses two parts, converting non- cash assets into cash and increasing the utilization of our existing fleet. With respect to the former, accounts receivable continue to decline. It was $42 million at the end of Q1, went to $33 million at the end of Q2, and is now less than $25 million at the end of Q3. This created $17.5 million in cash over two quarters or approximately $1.40 per share. We believe there are additional areas to take cash off the balance sheet, including inventory and real estate, which in turn will be used to invest in new unit growth with higher anticipated levels of return and invested capital. We were delivering against exactly what I told you we were going to do over the coming quarters. And I'm confident that as we execute, you'll see more of our non-cash assets converted into cash, leading to higher returns for shareholders. As I noted on our last call, this is an ongoing initiative and will likely span through 2025 to fully execute. With respect to increasing utilization of our rental fleet, this is a key priority for us, but more of a medium-term initiative as we perform technology upgrades and conversions of our utilized fleet. The third driver is fleet expansion. We have made consistent progress on this driver with significantly more to come. As of the end of Q3 2024, we had units rented totaling approximately 476,000 horsepower. This is a 19% increase in horsepower rented a year-over-year. Just looking at the large horsepower units, as of Q3 2024, we had approximately 333,000 horsepower compared to approximately 253,000

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 14 horsepower at Q3 2023. This represents a 32% increase in our large horsepower. As of Q3 2024, 70% of our rented horsepower is in large units. Over the coming five quarters, we currently expect to increase our large horsepower rental fleet by nearly 100,000 horsepower. I will reiterate that these additional units are all contracted with blue chip customers, typically on four to five year terms with pricing that we expect to yield returns above our 20% return invested capital target. We are now almost entirely focused on units that will be set beginning in 2026, once again with an exclusive focus on large horsepower units with a mix of electric motor drives and natural gas engines. Our fourth driver is a creed of M&A. While we remain active in looking at potential deals, I want to reiterate that we will remain disciplined on the M&A front. Any potential transaction needs to result in our company and our shareholders being in a better position than the already great position I believe we are in. I would summarize that I don't feel we need to do an acquisition, we will only do a deal of advances the strategic priorities of the business at a price that makes sense for our shareholders. I would like to highlight two recent additions to the NGS team. Ian Eckert will join NGS as chief financial officer no later than January 6, 2025. Ian has a broad range of financial experience, including public company accounting, financial analysis and operational improvement. We are very excited to have him join our team. John Bittner, who has served as our interim chief financial officer since October 2023, will continue in that role until Ian start date, and then will provide transition services thereafter. I would like to take this opportunity to thank John and all of his colleagues at the Accordion team who have worked with us over the past year and have been instrumental in our success. Jean Holley was added as a director of NGS effective November 1st of this year. Jean's experience with other rental equipment companies outside of the energy space is additive to our board, as well as her substantial technical experience as a former chief information officer. I believe we have a substantial opportunity using data to improve all facets of our business. I look forward to working with Jean in implementing additional strategies towards that goal.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 14 Looking at the talent that has joined NGS over the last 18 months at the management level on board and in the field, I think it is a great indication of the power of our story and the opportunity that lies ahead. I also want to take a second to thank all of our employees who delivered these results for our shareholders, as well as to thank our customers for trusting us with their business. To paraphrase our chairman, Steve Taylor, we should all put our sunglasses on as we look ahead to the future of NGS. With that, it is now my pleasure to turn the call over to John. John Bittner: Thank you, Justin, and good morning, everyone. Let me quickly hit the financial highlights of our third quarter. Total revenue for the quarter was up sequentially by 5.7% to $40.7 million. And rental revenue was up 7% to $37.4 million. Our total adjusted gross margin increased by $1.9 million sequentially, driven by a $2.2 million increase in rental adjusted gross margin, which came in at a gross margin percentage of 61.3% for the quarter. We've now realized four straight quarters with rental adjusted gross margin percentages near or above 60%, which continues to boost our confidence in the margin generating potential of our recently installed high horsepower compressor units. That income for the quarter was $5 million or 40 cents per share. Our third quarter adjusted EBITDA was $18.2 million, which was a $1.7 million or 11% increase sequentially. At September 30, 2024, rented units represented 475, 534 horsepower, compared to 454, 568 horsepower as of June 30, 2024. At the end of Q3, 2024, we had 1,229 rented units compared to 1,242 rented units as of June 30, 2024. Turning to the balance sheet, we ended the quarter with $163 million outstanding on our amended and restated revolving credit facility. In looking at the two financial covenants contained in our credit agreement, our leverage ratio was 2.25 times, down from 2.51 times as of Q2. Our fixed charge coverage ratio for Q3 was 2.71, meaning that we were comfortable in compliance with both of our financial covenants at the end of the third quarter. Our accounts receivable balance as of September 30 was $24.8 million, a $17.5 million decrease from our high balance at the end of Q1. This put our DSO at around 55 days, and while this is a significant improvement over recent levels, it remains higher than we think ultimately

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 14 achievable. We’re pleased with the progress to date but continue to believe there is opportunity to further improve this metric over the coming quarters but that substantial improvement will likely require an investment in upgrading certain of our systems. We generate a cashflow from operations of $57 million year-to-date in 2024. Our capex for that same period total $57.4 million which can be broken out to $49.7 million of new unit growth capex and rental upgrades with the remaining $7.7 million being maintenance capex. We pay down the balance on our amended and restated credit facility by a net $1 million during the first nine months of 2024. With that, I’ll turn it back over to you, Justin, for your closing remarks. Justin C. Jacobs: Thanks, John. With respect to our 2024 guidance, our current outlook for 2024 adjusted EBITDA is $67 to $69 million which marks an increase from the prior guidance. We tightened the reins by $2 million and the midpoint of the range moved up by $2 million. We did this based on our results through the first three quarters of the year and our competence in the margin generating potential of our rented compressor units. We’re being mindful of costs, looking to improve efficiencies, lower noncore expenses where we can, and reallocate cashflow to growth and cashflow generating initiatives. With that said, there are some incremental investments that are necessary as it relates to improving scalability and efficiency of our operations. We also have some one-time cost related to people transitions, namely our new CFO and related professional service fees as well as some potential incremental labor expenses associated with significant new unit set activity that could happen in the holiday season. With respect to growth capital expenditures, we expect this then between $65 to $75 million in 2024, reflecting investments in new large horsepower compression. In 2024, we have tightened the range but kept the midpoint the same to indicate our expectation of the likely number. For 2025, our expected range for growth capex is between $90 and $110 million. At the midpoint of both ranges, $70 million and $100 million, our growth capital would increase by more than 40%. This is a good indication of our view of the markets as well as the flexibility we have due to our low relative leverage and significant increase in cash from operations. Our outlook for 2024 maintenance capex remains unchanged at $8 to $11 million with the majority of expenditures related to our rental compression units and smaller amounts of field equipment including trucks and other equipment. In terms of return on invested capital, our target remains at least 20%. In closing, we

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 14 are taking advantage of the market and leveraging our relationships and position where we can. We are growing faster than our peers, certainly the public ones and we are well positioned to capture increasing share of the large horsepower compression market. We are profitable and continue to generate high net cash from operating activities to reinvest in our business. Our balance sheet remains strong and we’re executing on our strategy to drive cashflow and earnings while never losing sight on increasing both near and long-term shareholder value. All in, I remain quite excited about what NGS can achieve in the coming years. This concludes our prepared remarks. So I’ll ask the operator to queue up for the Q&A portion of the call. Operator: Ladies and gentlemen, at this time, we will conduct the question and answer session. If you would like to state a question, please press 7# on your phone now and you will be placed in the queue in the order received. You can press 7# again to remove yourself from the queue. We are now ready to begin. Our first question of three so far is from Jim Rollyson with Raymond James. Go ahead, sir. Jim Rollyson: Hey, good morning guys, and congratulations on another great quarter. If I can maybe – Justin C. Jacobs: Good morning Jim. Jim Rollyson: Yes, sure. Maybe start going back, Mr. Bittner made a good comment about margins. You guys have imposted kind of 60-ish plus percent margins for a little while [Laughter] and kind of indicating a little bit lower, maybe because you weren’t quite certain but as you look beyond, let’s say ‘24, we’ve got guidance and you continued to shuffle in more large-horsepower that’s on contracted terms, that great returns, how are you thinking about the margin profiles beyond 2024 in the rental business? Justin C. Jacobs: I would say that we are certainly pleased with the 3rd quarter margin of 61 3. As we look at that compared to some of the prior quarters, we had some units going on stand-by and so that will pull that margin up a little bit. I think John’s comments, both on this call and the previous calls, that we’re getting increasing levels of confidence that the margin levels that we’ve been seeing over, not just this past

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 14 quarter but looking at the past four quarters that that should be kind of the level is going is going forward than as kind of throughout 2025 as we’ll see some mix shift with the higher horsepower units of which that will be a little bit more back end load in the second half of the year. That we should see some shift to modestly higher margins. Jim Rollyson: Got it, that’s very helpful. On the utilization front, you’ve been kind of in the slow 80s 82% or so type of range and obviously as you add more large horsepower that’s on longer term contract, I imagine that number should turn higher risk. Maybe put a color on how you’re thinking about that and even if you can give us a little detail on what utilization looks like on the large versus some of the smaller horsepower stuff today just to think about that transition over time. Justin C. Jacobs: Sure. I’ll start with the second point because that I think really will drive on how you think about it going forward. Now on the high-horsepower side, we’re effectively 100% utilized. There were some frictional kind of here and there where we have a unit or two come in but those are really going back out quite quickly. That could really be the big driver and as I’ve said on previous calls and our conversations, the horsepower is not utilized, it’s almost entirely in the small and the medium. That’s really the medium and term initiative for us to drive that roughly 100,000 horsepower in those size range just to drive that unutilized number down. Jim Rollyson: Perfect. Appreciate that alternative access. No more side questions. Operator: Thank you very much. Our next question comes from Mr. Rob Brown with Lake Street Capital Market. Go ahead please. Rob Brown: Good morning. Jim Rollyson: Good morning. Rob Brown: Just want to talk a little bit about the demand environment. It’s quite strong that you talked about electric drive coming into the mix but maybe can you provide some further coloring kind of the decision to ramp up CAPEX. Are you seeing customers

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 14 signing contracts now for ‘26 and how much visibility do you have to kind of the next, two years out now market place. Jim Rollyson: Sure. I think as we mentioned prepare parts really were, in terms of new units that are really – I shouldn’t say new units. In terms of contracts, we’re really looking at 2026 at this point. I’m not saying there won’t be any note in the back half of 2025 incremental but really it’s a focus on 2026 and looking with some of our larger customers, they’re providing demand plans of what they think they’re going to need in 2026. So that’s really kind of the focus of the business, and I would say at a high level, it’s a little early for that but January, we’re seeing still strong demand in terms of incremental progression that’s required. Rob Brown: Okay, great. Maybe in terms of the pricing environment, honestly if demand is strong, it’s good, but how is pricing sort of looking year over year? Are you still looking at prices as a driver for the average pricing? Justin C. Jacobs: I think the price increases just overall and the in-home market over the last five years or so have been so substantial in terms of magnitude driven by significantly increased cost of the equipment and of labor and other cost inflators that the rate of change that we’re seeing certainly has come down materially, but we’re still seeing, I think, a positive upward bias on pricing, just not on the same rate. We’ve been able to go through a significant percentage of the utilized fleet and capture some pricing there which is really in the conversation of cost merge driven by internal expenses that we’re seeing. So, I expect to see still kind of a positive bias on pricing but just not at the levels that have happened over the past five years or so which is just really kind of step towards some changes. Rob Brown: Okay. One little tag in your comments in Q4, I think you said there were some cost in terms of setting units that you’re going to incur, maybe a little bit of cost in the quarter. Could you give us a sense of what that is and is there any – what is the sort of the visibility there about cost? Justin C. Jacobs: I had a specific comment about some potential incremental cost and that really revolves around kind of time of year, holiday season, Thanksgiving to Christmas,

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 14 potential weather challenges that can occur in terms of cold snaps and really just making sure that we’re delivering for our customers that they need something in a particular time, and if incremental labor is required for short periods of time to make sure that those units are up and running and servicing, that is an expense that we look at and say - if that is required, we want to make sure that we’re delivering the service and exceeding the service levels that our customers expect, and if that cost is short term, modest amount of incremental expense, that’s fine. As I said, it’s a potential at this point. We’re just looking forward over the next eight weeks or so and just want to make sure that we exceed our customers’ expectations. Rob Brown: Okay, got it. Thank you. I’ll turn it over. Operator: Thank you very much. Again, if you have any questions, please press 7#. Our next question comes from Selman Akyol with Stifel. Go ahead, please. Selman Akyol: Thank you. Good morning. Congratulations on a nice quarter. Justin C. Jacobs: Thank you. Selman Akyol: Let me start with – your customer count declined sequentially, 73 to 69, and I’m just curious, is that you high grading, raising prices, and people returning, or is that really just seeing the M&A going on out there? Justin C. Jacobs: It’s such a small decline overall. There is not a particular factor I would point to there. There is nothing from a conscientious strategy that we were trying to reduce customer count. I expect that number to fluctuate around and I don’t see it as a particular material driver for us. Selman Akyol: Okay. Then, I may have missed this, but if you think about your Capex for next year, how much is that’s going to be dedicated towards electric? Justin C. Jacobs: About 40% of the horsepower, and that’s really looking from kind of the second half of 2024 into what is contracted in 2025.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 14 Selman Akyol: Got it. Then, I guess – and I know you haven’t provided guidance for 2025 yet. You have provided the Capex guidance, but just trying to think or see how maybe you’re thinking about ‘25. You know that in the comments that sort of cashflow from ops equal to your investing activities so far in the year to date basis, and I’m sort of looking at the Cap probably you’re investing next year. Maybe you get some more improvement in the balance sheet as we think about 2025, or are you viewing it as you expect to be sort of neutral from that standpoint, or would you expect to be outspending cashflow and therefore having to leverage up just a bit? Justin C. Jacobs: I expect our leverage will go up on an absolute basis, and then the leverage levels certainly with the covenant or the ratio coming down in the third quarter somewhat material. I expect that number will be modestly higher in terms of the – we’re going through the budgeting process right now for 2025, and the key for us is just looking at the set activity because that’s ultimately as we look at the calendar year will be determinant of how much EBITDA is in that year. It’s not going to impact how we think about exiting 2025 in terms of the earnings power of the business because we know all those units are currently expect all of that, all those units which were under contract will be set before the end of 2025, and just working through the timing to figure out how much of that gets captured in 2025 versus kind of an exit run rate. Selman Akyol: Got it. Then just last one from me, just kind of going back to your macro comments, and I know you’re having discussions took me to 2026, but if you think about oil, is there levels that you see out there that we have to hit before you’d see changes in your customer’s behavior? Justin C. Jacobs: You know, I think there are ranges where in conversation with customers, we’d see some changes and just a reference publicly available data, some of the different regional Feds put out prices at which you start to see changes in behavior in the permeate base, and what I’ve read, it’s kind of low 60s where you’re going to see new wells that’s kind of the marginal price. We have production much, much lower. I’ve seen low 40s and for some of the larger operators, operating significant centralized gas [Unintelligible] in higher 30s in the permeate base. So, I wouldn’t expect to see absent and drastic changes in WTI, changes of behavior on the production side. I think it’s really on the incremental demand which does point – you

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 14 know, we’re looking out to 2026, and how long term of a view if we saw it dip down to 60 in WTI would customers start to change behavior. I suspect they would, the magnitude of that will be difficult to know because then it gets to their – how are they forecasting when they are looking at a particular spot price or looking over at longer range period of a time. I suspect it’s more of a platter, but I wouldn’t say there wouldn’t be – I would expect to see some change of behavior. Once again, that’s really kind of forward growth as opposed to existing production. Selman Akyol: Understood. Thank you so much for your time. Justin C. Jacobs: Thank you. Operator: Our last question comes from Tate Sullivan with the Maxim Group. Go ahead please. Tate Sullivan: Great. Thank you. So I am looking more at the average horsepower per rented compressor which has meaningful growth in trials and results, but then the total number rented compressor is down 13 quarter over quarter. Is there any – I assume that’s fully depreciated smaller horsepower. Is there any cost of sending those units to the scrapyard or did you just off loaded to someone for a transportation? Can you talk about that? Justin C. Jacobs: Sure. On the unit utilization, you’re correct, though. It’s not a huge number in units, but that is primarily small and almost entirely small [immediate] combined. It’s a low number. We are doing a full review and kind of in the midst of a full review of, particularly in the small or the medium, of where there is an opportunity or reduce some of those units. Nothing announced at this point. I don’t expect it to be a significant percentage of the horsepower part of the fleet, but certainly looking at the units and saying as some of these smaller units coming back. What’s the right economic decision around that. Some of it will be sell and some of the existing unutilized units will be – could even be a scrap, but it’s really looking at those and saying how do we take unutilized assets even if they’re small and a small percentage of the horsepower fleet, but put them to their highest economic use for us?

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 14 of 14 Tate Sullivan: Okay. Yes. I’m just wondering if you could monetize that in any way, or I assume it’s fully depreciated. In terms of Capex going out the door and looking when the new units are actually deployed, is it like a quarter lag in terms of the bulk of the Capex in terms of sort of trying to model out how many units of larger horsepower going out the door. Justin C. Jacobs: No. The lag time is – let me start with, from the time that we’re putting in and confirming an order at this point to have a unit fabricated with the third party, you’re looking at a range of nine months closer to 12. Now, the capital will – could spend their series of progress payments that we make over that period of time, but there is, from kind of initial spend to units being completed and ready to go out the field, it’s more like that kind of ¾ lag. Tate Sullivan: Okay. Thank you very much. Operator: Thank you. I don’t see any other questions. Justin C. Jacobs: Okay. Thank you, Luke, and thank you to all of our shareholders and potential shareholders, and those listening in, for your questions and participation on the call. We sincerely appreciate your support and we look forward updating you on our progress in the next quarter. Thank you. Operator: Thank you very much everyone. This concludes today conference call. Thank you for attending. - End of Recording -